UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): November 13, 2007

Customer Acquisition Network Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141141	01-0692341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 E. Las Olas Blvd. Suite 1560 Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 712-0000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Stock Incentive Plan

On November 13, 2007, Customer Acquisition Network Holdings, Inc., (the “Registrant”) adopted the Customer Acquisition Network Holdings Inc., 2007 Incentive Stock and Award Plan (the “2007 Award Plan”), substantially in the form attached hereto as Exhibit 10.1, that provides for the grant of up to 1,000,000 shares of common stock and/or options to purchase common stock to directors, employees and consultants and in order to provide a means whereby employees, officers, directors and consultants of Registrant and its affiliates and others performing services to Registrant may be given an opportunity to purchase shares of the common stock of Registrant.

The 2007 Award Plan shall be administered by a committee consisting of two or more independent, non-employee and outside directors (the “Committee”). In the absence of such a Committee, the Board of Directors of Registrant shall administer the Plan.

The material terms of each option granted pursuant to the 2007 Award Plan by Registrant shall contain the following terms: (i) that the purchase price of each share of common stock purchasable under an incentive option shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value (as defined in the 2007 Award Plan) of such share of common stock on the date the option is granted, (ii) the term of each option shall be fixed by the Committee, but no option shall be exercisable more than ten years after the date such option is granted and (iii) in the absence of any option vesting periods designated by the Committee at the time of grant, options shall vest and become exercisable as to one-third of the total number of shares subject to the option on each of the first, second and third anniversaries of the date of grant.

ITEM 9.01 Financial Statements and Exhibits.

10.1  2007 Incentive Stock and Award Plan

CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 16, 2007

Customer Acquisition Network Holdings, Inc.

By:	/s/Bruce Kreindel
Bruce Kreindel
Chief Financial Officer